EXHIBIT 10.1

Execution Copy

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and

between

PICCADILLY CAFETERIAS, INC.

as Borrower,

and

FOOTHILL CAPITAL CORPORATION

as Lender

Dated as of December 11, 2001

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

            THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of December 11, 2001, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Lender"), and PICCADILLY CAFETERIAS, INC., a Louisiana corporation ("Borrower").

W I T N E S S E T H :

            WHEREAS, Hibernia National Bank ("Hibernia") is the agent for a group of lenders (the "Prior Lenders") that have provided a working capital line of credit for Borrower pursuant to the terms of the Prior Credit Agreement (as hereafter defined); and

            WHEREAS, pursuant to Borrower's request Hibernia and the Prior Lenders have assigned to Lender and Lender has purchased from Hibernia and the Prior Lenders all of Hibernia's and the Prior Lenders' rights, title and interests under the Prior Credit Agreement and the Prior Notes (as defined below), pursuant to the Master Assignment Agreement (as hereafter defined), together with Hibernia's and the Prior Lenders' rights in the related documents and agreements to the extent set forth therein; and

            WHEREAS, Borrower and Lender have agreed to amend and restate the Prior Credit Agreement and the Prior Notes in their entirety as set forth herein; and

            WHEREAS, each of the parties hereto acknowledges and agrees that the Obligations (as defined herein) represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the obligations of Borrower under the Prior Credit Agreement and the Prior Notes; and

            WHEREAS, each of the parties hereto acknowledges and agrees that this Agreement supercedes and replaces the Prior Credit Agreement and the Prior Notes but does not extinguish the obligations thereunder and that by entering into and performing its obligations hereunder, this transaction shall not constitute a novation; and

            WHEREAS, each of the parties hereto acknowledges and agrees that the security interests granted to Collateral Agent (as defined herein) for the benefit of itself and the parties entitled to the benefits of the Intercreditor Agreement (including, without limitation, Lender as assignee of the "Banks" and "Administrative Agent" under the Prior Credit Agreement and Prior Notes) shall remain outstanding and in full force and effect in accordance with the terms hereof and of the other Loan Documents and shall continue to secure the Obligations (as defined herein) without interruption or impairment of any kind and all such security interests are hereby ratified, confirmed and continued; and

            WHEREAS, Lender has become a party to the Intercreditor Agreement, as the sole "Bank" thereunder, and is entitled to all of the benefits provided to, and available for, the "Banks" and the "Administrative Agent" for the "Banks" as such terms are defined in the Intercreditor Agreement; and

            WHEREAS, Hibernia serves as Collateral Agent under the Intercreditor Agreement and has agreed to resign as Collateral Agent and Lender, as the sole Bank under the Intercreditor Agreement, intends to appoint itself to serve as Collateral Agent under the Intercreditor Agreement within the time provided for pursuant to Section 3.2;

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereby amend and restate the Prior Credit Agreement and the Prior Notes in their entirety as follows:

1.        DEFINITIONS AND CONSTRUCTION.

            1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

"Accounts" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

"Additional Real Property Collateral" means the parcels of Real Property listed on Schedule A-1, which parcels of Real Property are owned by Borrower as of the Closing Date.

"Advances" has the meaning set forth in Section 2.1.

"Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided, however, that Lender shall not be deemed an "Affiliate" of Borrower for purposes of this definition.

"Agreement" has the meaning set forth in the preamble hereto.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to one tenth of one percent (0.10%) multiplied by (a) Twenty Million Dollars ($20,000,000) less the Real Property Reserve, multiplied by (b) the number of months (or any portion of a month) remaining until the Maturity Date.

"Assignee" has the meaning set forth in Section 14.1(a).

"Authorized Person" means any officer or other employee of Borrower.

"Availability" means, as of any date of determination, if such date is a Business Day, and determined at the close of business on the immediately preceding Business Day, if such date of determination is not a Business Day, without double counting, the aggregate amount that Borrower is entitled to borrow as Advances under Section 2.1 and to request as Letters of Credit under Section 2.12 (in each case, after giving effect to all then outstanding Obligations and all sublimits and reserves applicable hereunder).

"Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

"Base Rate" means, the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

"Base Rate Margin" means two percent (2.0%).

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an "employer" (as defined in Section 3(5) of ERISA) within the past six (6) years.

"Blocked Account Agreement" means that certain restricted account agreement, in form and substance satisfactory to Lender, among Borrower, Collateral Agent and the Concentration Account Bank.

"Board of Directors" means the board of directors of Borrower or any committee thereof duly authorized to act on behalf of the board.

"Books" means Borrower's now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

"Borrower" has the meaning set forth in the preamble to this Agreement.

"Borrowing" means a borrowing hereunder of an Advance.

"Borrowing Base" has the meaning set forth in Section 2.1.

"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Capitalized Lease Obligation" means any Indebtedness represented by obligations under a Capital Lease.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's, (c) commercial paper maturing no more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to One Hundred Thousand Dollars ($100,000) in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, and (e) overnight investments with such financial institutions having a short term deposit rating of P2 or A2, or better, from Moody's or S&P.

"Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty percent (20%), or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) except as specifically permitted under Sections 7.3(a) and (b), Borrower ceases to directly own and control one hundred percent (100%) of the outstanding capital Stock of each of its Subsidiaries, if any, created pursuant to Section 7.3(d).

"Chattel Paper" means all of Borrower's now owned or hereafter acquired right, title and interest with respect to "chattel paper" as that term is defined in the Code including, without limitation, tangible and electronic chattel paper.

"Closing Date" means December 11, 2001.

"Closing Date Business Plan" means the set of Projections of Borrower for the three (3) year period following the Closing Date (on a month by month basis for each month from the Closing Date until June 30, 2002 and on a quarterly basis for each fiscal year thereafter), in form and substance (including as to scope and underlying assumptions) satisfactory to Lender.

"Code" means the Uniform Commercial Code, as in effect from time to time in the State of California.

"Collateral" means all of Borrower's now owned or hereafter acquired right, title, and interest in and to each of the following:

                        (a)    Accounts,

                        (b)    Books,

                        (c)    Chattel Paper,

                        (d)    Deposit Accounts, including any DDA,

                        (e)    Equipment,

                        (f)    Financial Assets,

                        (g)    General Intangibles,

                        (h)    Inventory,

                        (i)    Investment Property,

                        (j)    Negotiable Collateral,

                        (k)    Real Property Collateral,

                        (l)    Supporting Obligations,

                        (m)    money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Lender,

                        (n)    the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Financial Assets, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and

                        (o)    to the extent not included in the foregoing, all other personal property of any kind or description.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Lender.

"Collateral Agent" means the Collateral Agent under and as defined in the Intercreditor Agreement, which initially shall be Hibernia and which, following the Collateral Agent Change Date, shall be Lender.

"Collateral Agent Change Date" means the date on which Lender becomes the Collateral Agent.

"Collateral Agent's Liens" means the Liens granted by Borrower to Collateral Agent under this Agreement or the other Loan Documents.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrower.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

"Concentration Account" means the account of Borrower maintained at Hibernia, or such other bank acceptable to Lender, into which cash received in the other deposit accounts of Borrower is wire transferred as provided in Section 2.7.

"Concentration Account Bank" means the financial institution at which the Concentration Account is maintained.

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

"Control Agreement" means a control agreement, in form and substance satisfactory to Lender, executed and delivered by Borrower, Collateral Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account and shall include, without limitation, the Pledge Agreement.

"Credit Card Agreements" means those certain agreements between Collateral Agent and the credit card clearinghouses and processors of Borrower pursuant to which such credit card clearinghouses and processors agree to transfer on a daily basis all credit card receipts of Borrower or other amounts payable by such clearinghouses or processors, into the Concentration Account. All Credit Card Agreements shall be in form and substance satisfactory to Agent.

"Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

"DDA" means any checking or other demand deposit account maintained by Borrower.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Deposit Account" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to any "deposit account" as that term is defined in the Code.

"Designated Account" means account number 882-308-405 of Borrower maintained with the Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designated as such, in writing, by Borrower to Lender.

"Designated Account Bank" means Hibernia National Bank, whose office is located at P.O. Box 61540, New Orleans, Louisiana 70161, and whose ABA number is 065 000090.

"Disbursement Letter" means an instructional letter executed and delivered by Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender.

"Dollars" or "$" means United States dollars.

"Due Diligence Letter" means the due diligence letter sent by Lender's counsel to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

"EBITDA" means, with respect to any fiscal period, Borrower's and its Subsidiaries' consolidated net earnings (or loss), minus (a) to the extent included in computing net earnings (or loss), extraordinary gains, plus, (b) without duplication, to the extent deducted in computing net earnings (or loss), (i) interest expense, (ii) income taxes, (iii) depreciation and amortization for such period, (iv) extraordinary losses (except that with respect to any period that includes (A) the month of March 2001, such amount shall not exceed $2,467,000 for such month, (B) the month of April 2001, such amount shall not exceed $53,834 for such month, and (C) July 2001, such amount shall not exceed $1,102,468 for such month), (v) non-cash cafeteria impairment and closing charges (except that with respect to any period that includes (A) the month of March 2001, such amount shall not exceed $9,867,628 for such month, and (B) the month of June 2001, such amount shall not exceed $3,480,292 for such month), and (vi) with respect to any period that includes the fiscal month of May 2001, non-recurring adjustments totaling$1,500,000, in each case, as determined in accordance with GAAP.

"EBITDAR" means, with respect to any fiscal period, Borrower's and its Subsidiaries' EBITDA plus, to the extent deducted in computing net earnings (loss) for such period and to the extent not added back to net earnings (loss) in the calculation of EBITDA, Rent Obligation Expense, in each case, as determined in accordance with GAAP.

"Enterprise Valuation" means the most recent appraised distressed sale valuation of Borrower's business and its assets acceptable to Lender and determined at the direction or request of Lender by a third party appraiser acceptable to Lender.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equipment" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

"ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of Borrower's Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041 (c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of Borrower's Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by Borrower or any of its Subsidiaries or any of their ERISA Affiliates.

"Event of Default" has the meaning set forth in Section 8.

"Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower aged in excess of historical levels with respect thereto and all book overdrafts in excess of historical practices with respect thereto, in each case as determined by Lender in its Permitted Discretion.

"Excess Cash Flow" has the meaning ascribed thereto in the Indenture as it exists on the date hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Fee Letter" means that certain fee letter, dated as of even date herewith, between Borrower and Lender, in form and substance satisfactory to Lender.

"FEIN" means Federal Employer Identification Number.

"Financial Asset" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to any "financial asset" as that term is defined in the Code.

"Fixed Charge Ratio" means, with respect to any fiscal period of calculation, the ratio of EBITDAR for such period to Fixed Charges for such period.

"Fixed Charges" means, with respect to any fiscal period for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of the following for such period: (a) cash interest expense, plus (b) mandatory, permanent principal repayments with respect to Indebtedness (excluding (i) mandatory payments made on the Senior Secured Notes from Excess Cash Flow solely to the extent required by the Indenture as it exists on the date hereof and (ii) all principal payments, to the extent not exceeding $3,400,000 in the aggregate, made on the Senior Secured Notes and the Term Facility Notes on the Closing Date or during the month preceding the Closing Date), plus (c) income taxes paid (net of income tax refunds received), plus (d) the amount of any permitted dividends or other distributions, direct or indirect, with respect to Borrower's capital stock, plus (e) Rent Obligation Expense, plus (f) the amount of any permitted payments to Affiliates (other than payments to directors in an amount not to exceed $250,000 in the aggregate during any fiscal year).

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning set forth in Section 2.13(b)(ii).

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"General Intangibles" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all Supporting Obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

"Hibernia" means Hibernia National Bank, a national banking association.

"Hibernia Term Loan Agreement" means that certain Term Loan Credit Agreement dated as of December 21, 2000 among Borrower, Hibernia, as agent, and Hibernia, as lender.

"Indebtedness" means (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations of Borrower for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of Borrower's business and repayable in accordance with customary trade practices), and (f) any obligation of Borrower guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any obligation of the type described in any of clauses (a) through (e) of this definition of any other Person.

"Indemnified Liabilities" has the meaning set forth in Section 11.3.

"Indemnified Person" has the meaning set forth in Section 11.3.

"Indenture" means that certain Indenture dated as of December 21, 2000 executed by Borrower, The Bank of New York, as trustee and the other parties thereto in connection with the issuance of up to Seventy-One Million Dollars ($71,000,000) Senior Secured Notes and up to Four Million Five Hundred Thousand Dollars ($4,500,000) Term B Notes.

"Indenture Documents" means the Indenture and the other documents and instruments executed in connection therewith.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

"Intellectual Property Security Agreement" means that certain intellectual property security agreement dated as of the Closing Date between Borrower and Collateral Agent, the form and substance of which is satisfactory to Lender.

"Intercreditor Agreement" means that certain Intercreditor and Collateral Agency Agreement among Borrower, Lender, as successor to the banks party to the Prior Credit Agreement, the lenders under the Hibernia Term Loan Agreement, Hibernia (as administrative agent and collateral agent) and The Bank of New York, as trustee, dated as of December 21, 2000.

"Inventory" means all Borrower's now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower's business.

"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

"Investment Property" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "investment property" as that term is defined in the Code, and any and all Supporting Obligations in respect thereof.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"L/C" has the meaning set forth in Section 2.12(a).

"L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

"L/C Undertaking" has the meaning set forth in Section 2.12(a).

"Lender" means Foothill Capital Corporation, a California corporation, in its capacity as Lender, and/or following the Collateral Agent Change Date, in its capacity as Collateral Agent.

"Lender's Account" means an account at a bank designated by Lender from time to time as the account into which Borrower shall make all payments to Lender under this Agreement and the other Loan Documents; unless and until Lender notifies Borrower, Lender's Account shall be that certain deposit account bearing account number 323-266193 and maintained by Lender with The Chase Manhattan Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

"Lender Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Lender, (b) fees or charges paid or incurred by Lender in connection with Lender's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Lender in the disbursement of funds to Borrower (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender's relationship with Borrower or any guarantor of the Obligations, (h) Lender's reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender's reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

"Lender-Related Person" means Lender, Lender's Affiliates, and the officers, directors, employees, and agents of Lender.

"Letter of Credit" means an L/C or an L/C Undertaking, as the context requires.

"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus one hundred percent (100%) of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit, all of the foregoing not to exceed $15,000,000 in the aggregate at any one time.

"Lien" means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

"Loan Account" has the meaning set forth in Section 2.10.

"Loan Documents" means this Agreement, the Master Assignment Agreement, the Security Agreement, the Control Agreements, the Intellectual Property Security Agreement, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Letters of Credit, the Mortgages, the Modifications to Mortgages, the Officers' Certificate, the Intercreditor Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement.

"Master Assignment Agreement" means that certain Master Assignment Agreement dated as of the Closing Date pursuant to which Hibernia and the Prior Lenders assign and sell to Lender all of their rights, title and interests under the Prior Loan Documents and all of their rights, title and interests, other than the Reserved Rights (as defined in the Master Assignment Agreement) in the Security Documents (as defined in the Master Assignment Agreement) and the Intercreditor Agreement.

"Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole), (b) a material impairment of Borrower's or any Subsidiary of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Collateral Agent's Liens with respect to the Collateral or any other collateral granted by a Subsidiary of the Borrower, as a result of an action or failure to act on the part of Borrower.

"Material Contracts" means those contracts identified on Schedule M-1.

"Maturity Date" has the meaning set forth in Section 3.4.

"Maximum Revolver Amount" means Twenty Million Dollars ($20,000,000).

"Modifications to Mortgages" means those certain modifications to the Mortgages in form and substance satisfactory to Lender.

"Moody's" means Moody's Investors Service, Inc., a Delaware corporation, and its successors.

"Mortgages" means, individually and collectively, the mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower in favor of Collateral Agent listed on Schedule R-1, that encumber the Real Property Collateral and the related improvements thereto.

"Mortgage Policy Endorsements" has the meaning set forth in Section 3.2.

"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six (6) years.

"Negotiable Collateral" means all of Borrower's now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts and documents, as such terms may be defined in the Code, and any and all Supporting Obligations in respect thereof.

"Net Funded Debt" means, as of any date of calculation, the face value of the Senior Secured Notes plus Term Facility Notes less any unamortized bond discount, plus the amount of outstanding Advances, less average unrestricted cash and Cash Equivalents for the immediately preceding five (5) days.

"Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

"Officers' Certificate" means the representations and warranties of officers form submitted by Lender to Borrower, together with Borrower's completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

"Organizational I.D. Number" means with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

"Originating Lender" has the meaning set forth in Section 14.1(d).

"Overadvance" has the meaning set forth in Section 2.5.

"Participant" has the meaning set forth in Section 14.1(d).

"PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Dispositions" means (a) sales or other dispositions by Borrower to buyers of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of Borrower's business, (b) sales by Borrower of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrower to any Person, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of Borrower's business, (e) the sale or other disposition of equipment by Borrower to buyers from closed restaurant locations in an aggregate amount not to exceed $250,000 per calendar year, (f) the sale of Real Property and the Equipment located thereon to any Person with respect to four (4) of the original fourteen (14) parcels of Real Property Collateral (other than the Additional Real Property Collateral) as of the Closing Date and the four (4) parcels of Additional Real Property Collateral so long as the net cash proceeds from the proposed sale shall be paid to Lender to repay outstanding Obligations, and (g) Borrower may contribute intangible assets to a wholly-owned Subsidiary of Borrower so long as Borrower has complied with Sections 6.16 and 7.3(d).

"Permitted Investments" means (a) investments in Cash Equivalents, (b) investments in negotiable instruments for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

"Permitted Liens" means (a) Liens held by Lender and the Collateral Agent, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrower's business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business of Borrower, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Lender, and (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrower.

"Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes individually or in an aggregate amount exceeding $250,000 that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Collateral Agent's Liens.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Purchase Money Indebtedness incurred by Borrower after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $2,000,000.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Personal Property Collateral" means all Collateral other than Real Property.

"Pledge Agreement" means that certain Pledge and Collateral Account Agreement between Collateral Agent, the depository bank named therein, and Borrower dated as of December 21, 2000.

"Prior Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of December 21, 2000 by and among Borrower, the Banks, (as defined therein), and Hibernia as administrative agent and collateral agent, as modified and amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of June 15, 2001, as further modified and amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of July 31, 2001.

"Prior Lenders" has the meaning set forth in the recitals hereof.

"Prior Loan Documents" means, collectively, the Prior Credit Agreement and the Prior Notes.

"Prior Notes" means the promissory notes evidencing Borrower's obligations under the Prior Credit Agreement.

"Prior Security Agreement" means that certain Security Agreement dated as of December 17, 1999 between Borrower and Hibernia, as collateral agent, as amended by that certain First Amendment to Security Agreement dated as of December 21, 2000.

"Projections" means Borrower's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

"Quick Sale Valuation" means the most recent forced liquidation valuation of the Real Property Collateral (other than the Additional Real Property Collateral) acceptable to Lender and determined at the direction or request of Lender by a third party appraiser acceptable to Lender.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower and the improvements thereto.

"Real Property Availability" means, as of any date of determination, seventy-five percent (75%) of the Quick Sale Valuation.

"Real Property Collateral" means the fourteen (14) parcels of Real Property identified on Schedule R-1, together with the Additional Real Property Collateral and any Real Property hereafter acquired by Borrower.

"Real Property Reserve" means, as of any date of determination, a reserve in the amount by which Real Property Availability is less than Required Real Property Availability.

"Record" means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

"Rent Obligation Expense" means, with respect to any period, regularly scheduled payments made by Borrower and its Subsidiaries under all real property operating leases and rental agreements for such period (including, without limitation, any and all payment obligations of Borrower and its Subsidiaries with respect to minimum and contingent rent expenses and common area maintenance charges, but expressly excluding any and all prepayments under any real property operating leases or rental agreements).

"Report" has the meaning set forth in Section 16.17.

"Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

"Required Availability" means Excess Availability and unrestricted cash and Cash Equivalents in an amount of not less than $3,000,000.

"Required Real Property Availability" means Real Property Availability in an amount of not less than $10,000,000.

"Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

"Revolver Usage" means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances, plus (b) the then extant amount of the Letter of Credit Usage.

"S&P" means Standard & Poor's Rating Service, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors.

"Sale/Leaseback Properties" means the Real Estate listed on Schedule S-1.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a "securities account" as that term is defined in the Code.

"Security Agreement" means that certain Amended and Restated Security Agreement dated as of the Closing Date between Borrower and Collateral Agent which amends the Prior Security Agreement, the form and substance of which are satisfactory to Lender.

"Senior Secured Notes" means the Senior Secured Notes and Term B Notes, in each case, as defined in, and as issued pursuant to the terms of, the Indenture Documents.

"Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

"Supporting Obligation" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to any "supporting obligation" as that term is defined in the Code.

"Taxes" has the meaning set forth in Section 16.5.

"Term Facility Notes" means the term notes issued pursuant to the terms of, the Hibernia Term Loan Agreement.

"Triggering Event" means a "Triggering Event" as such term is defined in the Intercreditor Agreement.

"Trustee" means The Bank of New York, as "Trustee" under the Indenture Documents, and any successor "Trustee" thereunder.

"Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of Borrower.

"Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

"Voidable Transfer" has the meaning set forth in Section 16.8.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

             1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

            1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

            1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

            1.5    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.        LOAN AND TERMS OF PAYMENT.

            2.1    Revolver Advances.

                        (a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage; provided, however, that cash Advances hereunder shall not exceed $10,000,000 in the aggregate at any one time outstanding. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the lesser of:

(y) sixty percent (60%) of EBITDA for the immediately preceding twelve-month period not to exceed $12,000,000 plus seventy-five percent (75%) of the Quick Sale Valuation, minus the aggregate amount of reserves, if any, established by Lender under Section 2.1(b); or

(z) thirty-five percent (35%) of the Enterprise Valuation, minus the aggregate amount of reserves, if any, established by Lender under Section 2.1(b).

                        (b)    Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right to establish reserves in such amounts, and with respect to such matters, as Lender in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base, including reserves with respect to (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, (ii) Section 7.20(c), (iii) except with respect to any determination of Availability in connection with an Advance to be used to pay accrued interest under the Senior Secured Notes and the Term Facility Notes, the amount of accrued and unpaid interest under the Senior Secured Notes and the Term Facility Notes, and (iv) amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-1 which is specifically identified thereon as entitled to have priority over Collateral Agent's Liens), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to Collateral Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral. In addition to the foregoing, Lender shall have the right to have the Real Property Collateral (other than the Additional Real Property Collateral) and the Borrower's business reappraised by a qualified appraisal company selected by Lender from time to time after the Closing Date for the purpose of redetermining the Enterprise Valuation and the Quick Sale Valuation, and, as a result, redetermining the Borrowing Base; provided, however, that so long as no Default or Event of Default exists, Borrower shall reimburse Lender for no more than one (1) Enterprise Valuation and one (1) Quick Sale Valuation per calendar year.

                        (c)    Lender shall have no obligation to make additional Advances hereunder to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount.

                        (d)    Amounts borrowed pursuant to this Section may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                        (e)    Borrower shall pay to Lender, as a mandatory repayment of the Obligations (to be applied to the Obligations in the manner set forth in Section 2.4), an amount equal to the net cash proceeds of the sale by Borrower of any of its Equipment or Real Property as permitted under Section 7.4 hereof. So long as no Default or Event of Default exists, the Maximum Revolver Amount shall not be reduced by the amount of any such payment.

            2.2    [Intentionally Omitted]

            2.3    Borrowing Procedures and Settlements.

                        (a)    Procedure for Borrowing. Each Borrowing shall be made by a request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (California time)) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, which shall be in the amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof and (ii) the requested Funding Date, which shall be a Business Day. At Lender's election, in lieu of delivering the above-described request in writing, any Authorized Person may give Lender telephonic notice of such request by the required time, with such telephonic notice to be confirmed in writing within twenty four (24) hours of the giving of such notice.

                        (b)    Making of Advances. If Lender has received a timely request for a Borrowing in accordance with the provisions hereof, and subject to the satisfaction of the applicable terms and conditions set forth herein, Lender shall make the proceeds of such Advance available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds to Borrower's Designated Account. Each Advance shall be in the amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof.

            2.4    Payments.

                        (a)    Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender's Account and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Lender later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

                        (b)    Application and Reversal of Payments.

    (i)    All payments shall be remitted to Lender and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Accounts or other Collateral received by Lender, shall be applied as follows:
    A.    first, to pay any Lender Expenses then due to Lender under the Loan Documents, until paid in full,

    B.    second, to pay any fees then due to Lender under the Loan Documents, until paid in full,

    C.    third, ratably to pay interest due in respect of the Advances until paid in full,

    D.    fourth, to pay the principal of all Advances until paid in full,

    E.    fifth, if an Event of Default has occurred and is continuing, to be held by Lender, as cash collateral in an amount up to one hundred and five percent (105%) of the then extant Letter of Credit Usage until paid in full,

    F.    sixth, to pay any other Obligations until paid in full, and

    G.    seventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

For purposes of the foregoing, "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of the Intercreditor Agreement shall control and govern and, to the extent not addressed in the Intercreditor Agreement, the terms and provisions of this Section 2.4 shall control and govern.

            2.5    Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Lender pursuant to Sections 2.1 and 2.12 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 or 2.12, (an "Overadvance"), Borrower immediately shall pay to Lender, in cash, the amount of such excess, which amount shall be used by Lender to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrower hereby promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full to Lender as and when due and payable under the terms of this Agreement and the other Loan Documents.

            2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations

                        (a)    Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

                        (b)    Letter of Credit Fee. Borrower shall pay Lender a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to two and three-quarters of one percent (2.75% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

                        (c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default,

    (i)    all Obligations (except for undrawn Letters of Credit ) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to four percent (4.0%) per annum above the rate otherwise applicable hereunder, and

    (ii)    the Letter of Credit fee provided for above shall be increased to four percent (4.0%) per annum above the rate otherwise applicable hereunder.

                        (d)    Payment. Interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or obligation to extend credit hereunder are outstanding. Borrower hereby authorizes Lender, from time to time, without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document to Borrower's Loan Account, which amounts thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be charged to Borrower's Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

                        (e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

                        (f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

            2.7    Collection of Accounts.

                        (a)    Borrower shall, and shall cause each of its Subsidiaries to, immediately but not later than thirty (30) days after the Closing Date, instruct all Account Debtors or other obligors (including credit card processors) to remit all Collections directly to the Concentration Account via electronic funds transfer (including, but not limited to ACH transfers) on each Business Day. Borrower shall use its commercially reasonable best efforts to cause all cash received by Borrower or any such Subsidiary at any restaurant location and all other Collections and other amounts received directly by Borrower or any such Subsidiary from any Account Debtor or any other source on any day to be deposited on the next Business Day into any bank account, thereupon to be deposited to or sent by electronic funds transfer (including, but not limited to, ACH transfers) on the Business Day following the date of deposit to the Concentration Account. With respect to the Concentration Account, Borrower, Collateral Agent and the Concentration Account Bank shall enter into a Blocked Account Agreement. The Blocked Account Agreement shall not be modified by Borrower without the prior written consent of Lender. Upon the terms and subject to the conditions set forth in the Blocked Account Agreement, all amounts received in the Concentration Account shall be under the dominion and control of Borrower unless and until the occurrence and continuance of an Event of Default, whereupon amounts deposited in the Concentration Account shall be under the dominion and exclusive control of Collateral Agent and Borrower shall not have any right to withdraw amounts in the Concentration Account.

                        (b)    Notwithstanding the foregoing, all proceeds from the sale of assets permitted hereunder, to the extent required by the Intercreditor Agreement, shall be deposited into the DDA that is subject to the Pledge Agreement, and shall be distributed in accordance with the Intercreditor Agreement and this Agreement.

                        (c)    Schedule 2.7 sets forth all arrangements to which Borrower or any Subsidiary of Borrower is a party with respect to the payment to it of the proceeds of all credit card charges for sales by it. With respect to each such arrangement, Borrower shall, and shall cause each of its Subsidiaries to, enter into a Credit Card Agreement with the applicable credit card processor. Borrower shall not, and shall not permit any of its Subsidiaries to, attempt to change any direction or designation set forth in the Credit Card Agreements regarding payment or charges without the prior written consent of Lender, and it will not establish any other arrangement with respect to credit card charges unless, contemporaneously with such establishment, it delivers to Lender a Credit Card Agreement with respect thereto in form and substance satisfactory to Lender.

                        (d)    Borrower shall not, and shall not permit any of its Subsidiaries to, open or maintain any DDA or other bank account or investment account with any bank or other financial institution other than the Designated Account, the Concentration Account and the other accounts listed on Schedule 2.7, which schedule includes the name and address of each such financial institution and the account number of each DDA or other bank account or investment account maintained at such financial institution; provided, however, that Borrower may open new retail deposit accounts in the ordinary course of business; provided further, however, that Borrower shall update Schedule 2.7 reflecting any such new retail deposit account on a quarterly basis so long as no Event of Default has occurred and is continuing, and on a monthly basis thereafter or more frequently as reasonably requested by Lender; provided further, however, that Borrower shall close the Concentration Account (and establish a replacement account at a new Concentration Account Bank subject to a Blocked Account Agreement) promptly and in any event within (30) days following notice from Lender that the creditworthiness of Hibernia or any subsequent Concentration Account Bank is no longer acceptable to Lender in its Permitted Discretion. All DDAs and other deposit accounts and investment accounts of Borrower are listed on Schedule 2.7, as such schedule may be amended from time to time as set forth in the preceding sentence of this Section 2.7.

            2.8    Crediting Payments. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into the Lender's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Lender's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

            2.9    Designated Account. Lender is authorized to make the Advances, and Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances, requested by Borrower and made by Lender hereunder. Unless otherwise agreed by Lender and Borrower, any Advance, requested by Borrower and made by Lender hereunder shall be made to the Designated Account.

            2.10    Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Lender to Borrower or for Borrower's account, the Letters of Credit issued by or at the request of Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Lender from Borrower or for Borrower's account, including all amounts received in the Lender's Account from any Blocked Account Bank. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

            2.11    Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

                        (a)    Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to three-eighths of one percent (0.375%) per annum times the result of (a) the Maximum Revolver Amount less (b) the Real Estate Reserve, less (c) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

                        (b)    Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Lender the fees set forth in the Fee Letter, and

                        (c)    Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows, (i) a fee of Eight Hundred Fifty Dollars ($850) per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Lender, (ii) a fee of Fifteen Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses, for each appraisal of the Collateral performed by personnel employed by Lender, and (iii) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of Borrower, to appraise the Collateral, or any portion thereof, or to assess Borrower's business valuation; provided, however, that so long as no Default or Event of Default exists, Borrower shall reimburse Lender for no more than three (3) audits per calendar year and no more than one (1) Enterprise Valuation and one (1) Quick Sale Valuation per calendar year.

            2.12    Letters of Credit

                        (a)    Subject to the terms and conditions of this Agreement, Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, such issuing bank to be Wells Fargo) for the account of Borrower. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by Lender) to Lender and Lender (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit:

    (i)    the Letter of Credit Usage would exceed the Borrowing Base less the amount of outstanding Advances, or

    (ii)    the Letter of Credit Usage would exceed Fifteen Million Dollars ($15,000,000), or

    (iii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the amount of outstanding Advances.

Borrower and Lender acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall have an expiry date no later than fifteen (15) days prior to the Maturity Date and all such Letters of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.

                        (b)    Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that is caused by the gross negligence or willful misconduct of Lender.

                        (c)    Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

                        (d)    Any and all charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Lender Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Lender for the account of Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is eight hundred and twenty-five one-thousandths of one percent (0.825%) per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

                        (e)    If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

    (i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

    (ii)    there shall be imposed on the Underlying Issuer or Lender any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by Lender, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder. The determination by Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

            2.13    [Intentionally Omitted]

            2.14    Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Lender's or such holding company's capital as a consequence of Lender's obligations hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by Lender to be material, then Lender may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

3.        CONDITIONS; POST CLOSING COVENANTS; TERM OF AGREEMENT

            3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth below:

                        (a)    the Closing Date shall occur on or before December 14, 2001;

                        (b)    Lender shall have received all financing statements required by Lender, duly executed by Borrower, and Lender shall have received searches reflecting the filing of all such financing statements;

                        (c)    Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

    (i)    the Control Agreements, including the Pledge Agreement,

    (ii)    the Intellectual Property Security Agreement,

    (iii)    the Disbursement Letter,

    (iv)    the Due Diligence Letter,

    (v)    the Fee Letter,

    (vi)    the Master Assignment Agreement,

    (vii)    the Officers' Certificate,

    (viii)    such documentation evidencing the assignments under the Master Assignment Agreement as are requested by Lender,

    (ix)    the Security Agreement, and

    (x)    a Borrowing Base Certificate dated as of the Closing Date;

                        (d)    Lender shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

                        (e)    Lender shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                        (f)    Lender shall have received a certificate of status with respect to Borrower, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                        (g)    Lender shall have received certificates of status with respect to Borrower, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions and which certificates (i) from the States of Louisiana and Alabama shall be dated within thirty (30) days of the Closing Date and (ii) from all other states shall be dated on or after September 15, 2001;

                        (h)    Lender shall have received a certificate of insurance and a copy of the certificate of insurance issued in favor of the Collateral Agent, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Lender;

                        (i)    Lender shall have received satisfactory evidence that Hibernia has delivered its notice of resignation as Collateral Agent;

                        (j)    Lender shall have received an opinion of Borrower's counsel in form and substance satisfactory to Lender;

                        (k)    Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of Borrower) that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                        (l)    Borrower shall have the Required Availability after giving effect to the initial extensions of credit hereunder;

                        (m)    Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrower's books and records and verification of Borrower's representations and warranties to Lender, the results of which shall be satisfactory to Lender, and (ii) satisfactory review by Lender of the Intercreditor Agreement, the Indenture Documents and the Hibernia Term Loan Agreement;

                        (n)    Lender shall have received completed reference checks with respect to Borrower's senior management, the results of which are satisfactory to Lender in its sole discretion;

                        (o)    Lender shall have received appraisals of the Enterprise Valuation and the Quick Sale Valuation (including Borrower's corporate headquarters and Baton Rouge, Louisiana locations) acceptable to Lender;

                        (p)    Lender shall have received Borrower's Closing Date Business Plan;

                        (q)    Borrower shall have paid all fees that are required to be paid on the Closing Date pursuant to the terms of the Fee Letter, plus all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

                        (r)    To the extent requested by Lender, Lender shall have received a phase 1 environmental report and a real estate survey with respect to each parcel composing the Real Property Collateral; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Lender;

                        (s)    Lender shall have received copies of each of the Borrower's Material Contracts, together with a certificate of the Secretary of Borrower certifying each such document as being a true, correct, and complete copy thereof;

                        (t)    Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby and thereby; and

                        (u)    Lender shall have received the unqualified annual audited financial statements of Borrower prepared by Ernst & Young (without explanatory paragraphs) and such financial statements shall be satisfactory to Lender;

                        (v)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

            3.2    Post Closing Covenants. Borrower shall, on or before the date applicable thereto, satisfy or cause to be satisfied each of the following post closing covenants (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

                        (a)    within thirty (30) days of the Closing Date, deliver to Lender certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be in accordance with the requirements of Section 6.8 and otherwise satisfactory to Lender and its counsel;

                        (b)    within thirty (30) days of the Closing Date, establish a cash management system satisfying the requirements of Section 2.7 and Section 7.13 and deliver to Lender the fully executed Blocked Account Agreement, Credit Card Agreements, Control Agreements and an updated Schedule 2.7;

                        (c)    On or before the date thirty (30) days following the Closing Date, provide to Lender evidence satisfactory to Lender that the public record in East Baton Rouge, Louisiana reflects that the $900,000 judgment in favor of Parish Graves et al. has been satisfied or otherwise removed from the public record.

                        (d)    cause the Collateral Agent Change Date to occur no later than sixty (60) days after the Closing Date;

                        (e)    promptly following the Collateral Agent Change Date, but in no event later than thirty (30) days following the Collateral Agent Change Date, the parties hereto shall enter into an amendment to this Agreement extending the Maturity Date to December 11, 2004, all financing statements, Mortgages, and other filed or recorded documents shall be amended (or assigned by Hibernia to the extent an amendment is insufficient to reflect Lender in its capacity as Collateral Agent) to the extent required by Lender to reflect Lender in its capacity as Collateral Agent and to address such other matters as Lender shall deem necessary in its reasonable discretion (including, without limitation, to reflect the amendment and restatement of the Prior Credit Agreement pursuant to this Agreement and the extension of the Maturity Date to December 11, 2004) and any such amendments (or assignments) shall be recorded or filed, and Lender shall have received in its own name as Collateral Agent all such certificates of insurance, loss payable endorsements, and other items required under this Section 3 with respect to the Collateral Agent, together with such other items as may be requested by Lender in its capacity as Collateral Agent, including, without limitation, Modifications to Mortgages and an acknowledgment and agreement by all of the parties to the Intercreditor Agreement that Lender is the Collateral Agent, together with such other acknowledgments and agreements as shall be reasonably requested by Lender in its capacity as Collateral Agent; and

                        (f)    promptly following the Collateral Agent Change Date, but in no event later than thirty (30) days following the Collateral Agent Change Date, Lender shall have received endorsements to the existing mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral (other than the Additional Real Property Collateral) which were issued in connection with the Mortgages (each a "Mortgage Policy Endorsement" and, collectively, the "Mortgage Policy Endorsements") in amounts satisfactory to Lender assuring Lender that the Mortgages, as assigned and as modified by the Modifications to Mortgages, on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the mortgage policies otherwise shall be in form and substance satisfactory to Lender.

            3.3    Conditions Precedent to all Extensions of Credit. The obligation of Lender to make all Advances (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

                        (a)    the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

                        (b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof,

                        (c)    no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates, and

                        (d)    no Material Adverse Change shall have occurred.

            3.4    Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect for a term ending on December 21, 2003 (the "Maturity Date"). The foregoing notwithstanding, Lender, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

            3.5    Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder and Collateral Agent's Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged (or, with respect to contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, Borrower shall have delivered to Lender (i) letters of credit, in form and substance and from issuing banks acceptable to Lender, naming Lender as the beneficiary thereof and in an aggregate face amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage or (ii) cash collateral in an amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage, in each case, together with such other documentation as shall be required by Lender in connection therewith) and Lender's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (or, with respect to contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, Borrower shall have delivered to Lender (i) letters of credit, in form and substance and from issuing banks acceptable to Lender, naming Lender as the beneficiary thereof and in an aggregate face amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage or (ii) cash collateral in an amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage, in each case, together with such other documentation as shall be required by Lender in connection therewith) and Lender's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will request that Collateral Agent, at Borrower's sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Collateral Agent's Liens and all notices of security interests and liens previously filed by Collateral Agent with respect to the Obligations.

            3.6    Early Termination by Borrower. Borrower has the option, at any time upon thirty (30) days prior written notice by Borrower to Lender, to terminate this Agreement by paying to Lender, in cash, the Obligations (including either (i) providing cash collateral to be held by Lender in an amount equal to one hundred and five percent (105%) of the then extant Letter of Credit Usage, (ii) causing the original Letters of Credit to be returned to Lender, or (iii) providing letters of credit, in form and substance and from issuing banks acceptable to Lender, naming Lender as the beneficiary thereof and in an aggregate face amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage), in full, together with the Applicable Prepayment Premium. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then Lender's obligations to extend credit hereunder shall terminate and Borrower shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Lender in an amount equal to one hundred and five percent (105%) of the then extant Letter of Credit Usage, (ii) causing the original Letters of Credit to be returned to Lender, or (iii) providing letters of credit, in form and substance and from issuing banks acceptable to Lender, naming Lender as the beneficiary thereof and in an aggregate face amount equal to one hundred five percent (105%) of the then extant Letter of Credit Usage), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason, including (a) termination upon the election of Lender to terminate after the occurrence of an Event of Default, (b) foreclosure and sale of Collateral, (c) sale of the Collateral in any Insolvency Proceeding, or (iv) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to Lender or profits lost by Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of Lender, Borrower shall pay the Applicable Prepayment Premium to Lender, measured as of the date of such termination.

4.        COLLATERAL.

            4.1    Collateral Security. Repayment of each Advance and performance of all other Obligations and duties owed by Borrower to Lender under this Agreement, is secured by all property and rights of Borrower in which Borrower has granted, or in the future grants, a security interest of any nature to Collateral Agent as security for the Borrower's obligations as described in, and subject to, the Intercreditor Agreement, including, without limitation, pursuant to the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement and the Mortgages, and Borrower hereby grants to Collateral Agent, for the benefit of the Creditors (as defined in the Intercreditor Agreement and including, without limitation, Lender), a security interest in all Collateral and such other property and rights as described in the Loan Documents to secure the "Obligations" (as defined in the Intercreditor Agreement and including, without limitation, the Obligations hereunder). The security interests granted shall be continuing liens and shall include the rents, proceeds and products of the Collateral, including without limitation the proceeds of any insurance. Borrower agrees not to transfer or further encumber any of the interests in the Collateral, and agrees not to allow any other person or entity granting security interests in the Collateral to transfer or encumber any of the Collateral, except for Permitted Liens and as otherwise may be permitted under this Agreement or with the written consent of Lender.

            4.2    Existing Collateral. Borrower hereby acknowledges and agrees that all security interests granted by Borrower to secure the indebtedness under the Prior Credit Agreement secures the Obligations under this Agreement, the Indenture Documents and the Hibernia Term Loan Agreement.

            4.3    Perfection of Security Interests. Borrower agrees to execute such documents and agreements and to take whatever other actions as are reasonably requested by Lender and Collateral Agent to perfect and continue the security interests in the Collateral.

            4.4    Right to Inspect. Lender and its officers, employees or agents shall have the right, from time to time hereafter, to inspect the Books and check, test and appraise the Collateral in order to verify Borrower's and its Subsidiaries' financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.        REPRESENTATIONS AND WARRANTIES.

            In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

            5.1    No Encumbrances. Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of Liens except for Permitted Liens.

            5.2    [Intentionally Omitted]

            5.3    [Intentionally Omitted]

            5.4    Equipment. All of the Equipment material to Borrower's business is fit for use in Borrower's business.

            5.5    Location of Inventory and Equipment. Except for Equipment with a fair market value of not more than $100,000 in the aggregate, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations identified on Schedule 5.5.

            5.6    Inventory Records. Borrower keeps correct and accurate records in all material respects itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

            5.7    Location of Chief Executive Office; FEIN. The chief executive office of and other locations of Borrower are (and have been for the last five (5) years) located at the addresses indicated in Schedule 5.7 and Borrower's FEIN and Organizational I.D. Number are identified in Schedule 5.7; the Borrower's state of formation and exact legal name are set forth on Schedule 5.7, and Borrower has not been known by any other name during the past five (5) years other than those specified in Schedule 5.7.

            5.8    Due Organization and Qualification; Subsidiaries.

                        (a)    Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

                        (b)    Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, and except as provided for in Schedule 5.8(b), a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

                        (c)    Except as disclosed to Lender in writing pursuant to Section 7.3(d), Borrower has no Subsidiaries.

            5.9    Due Authorization; No Conflict.

                        (a)    The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

                        (b)    The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent of any Person under any material contractual obligation of Borrower.

                        (c)    Other than the filing of financing statements, fixture filings, and Modifications to Mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.

                        (d)    This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                        (e)    Liens granted in favor of Collateral Agent pursuant to the Loan Documents are validly created, perfected, and first priority Liens (other than Liens on motor vehicles), subject only to Permitted Liens.

            5.10    Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower, or any of its Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), (b) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, and (c) matters existing as of the Closing Date that reasonably could not be expected to give rise to any liability to Borrower or any Subsidiary of Borrower (after giving effect to any insurance covering such liabilities) in excess of $250,000 (with respect to each such action, suit or proceeding) or $1,000,000 in the aggregate.

            5.11    No Material Adverse Change. All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrower's financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Lender on or before the Closing Date.

            5.12    Fraudulent Transfer.

                        (a)    Borrower is Solvent.

                        (b)    No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

            5.13    Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower, any of its Subsidiaries, any of their ERISA Affiliates, or any fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower, any of its Subsidiaries or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

            5.14    Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrower's knowledge, none of Borrower's or any Subsidiary of Borrower's assets has ever been used by Borrower, any such Subsidiary, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower's knowledge, none of Borrower's or any Subsidiary of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any Subsidiary of Borrower has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or any Subsidiary of Borrower, and (d) or otherwise disclosed to Lender in writing prior to the Closing Date, Borrower hereby represents that to its knowledge neither Borrower nor any Subsidiary of Borrower has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency prior to the Closing Date concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment and Borrower hereby warrants that no matter identified in any summons, citation, notice or directive from the Environmental Protection Agency or any federal or state governmental agency prior to the Closing Date concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment is reasonably expected to give rise to any liability to Borrower or any Subsidiary of Borrower in excess of $50,000 individually or in the aggregate. In addition, Borrower hereby represents and warrants that, except as disclosed to Lender in writing from time to time, neither Borrower nor any Subsidiary of Borrower has received a summons, citation, notice or directive from the Environmental Protection Agency or any other federal or state governmental agency on or after the Closing Date concerning any action or omission by Borrower or any Subsidiary of Borrower resulting in the releasing or disposing of Hazardous Materials into the environment and no matter identified in any such summons, citation, notice or directive is reasonably expected to give rise to any liability to Borrower or any Subsidiary of Borrower in excess of $50,000 individually or in the aggregate.

            5.15    Brokerage Fees. Except for a finder's fee due to Jeffries & Company, Inc. from Borrower in an amount not to exceed $200,000, Borrower has not utilized the services of any broker or finder in connection with Borrower's obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.

            5.16    Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which Borrower or any Subsidiary of Borrower is the owner or is an exclusive licensee.

            5.17    Leases. Borrower enjoys peaceful and undisturbed possession under all leases material to the business (taken as a whole) of Borrower and to which it is a party or under which it is operating. Except for defaults arising in connection with the closing of restaurants in the ordinary course of business consistent with historical practices, all of such leases are valid and subsisting and no material default by Borrower exists under any of them.

            5.18    Intentionally Omitted.

            5.19    Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent Borrower's good faith best estimate of its future performance for the periods covered thereby.

            5.20    Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness.

            5.21    Amendment and Restatement of Prior Loan Agreement and Prior Notes; Intercreditor Agreement. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement and the Prior Notes. Each of the parties hereto acknowledges and agrees that the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the obligations of Borrower under the Prior Credit Agreement and the Prior Notes. Each of the Parties hereto further acknowledges and agrees that this Agreement supercedes and replaces the Prior Credit Agreement and the Prior Notes but does not extinguish the obligations thereunder and that by entering into and performing its obligations hereunder, this transaction shall not constitute a novation. Each of the parties hereto further acknowledges and agrees that the security interests granted to Collateral Agent for the benefit of itself and the parties entitled to the benefits of the Intercreditor Agreement (including, without limitation, Lender, as assignee of the "Banks" and the "Administrative Agent" under the Prior Credit Agreement and Prior Notes) shall remain outstanding and in full force and effect in accordance with the terms hereof and the other Loan Documents and shall continue to secure the Obligations without interruption or impairment of any kind and all such security interests are hereby ratified, confirmed and continued. Lender is entitled to all of the rights, remedies and benefits available to "Banks" and the "Administrative Agent" for the "Banks" under the Intercreditor Agreement. The Borrower has obtained all necessary consents, if any, to entitle Lender to become a party, as a "Bank" and "Administrative Agent" for the "Banks" and, on the Collateral Agent Change Date, "Collateral Agent," under the Intercreditor Agreement. No Triggering Event has occurred or is continuing.

6.        AFFIRMATIVE COVENANTS

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

            6.1    Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender.

            6.2    Collateral Reporting.

                        (a)    Provide Lender with the following documents on a monthly basis (not later than the tenth (10th) day of each month) in form satisfactory to Lender a summary aging, by vendor, of Borrower's accounts payable and any book overdraft.

                        (b)    Provide to Lender, upon the delivery of any updated Quick Sale Valuation or Enterprise Valuation and on each date monthly financial statements are delivered to Lender, a new Borrowing Base Certificate.

            6.3    Financial Statements, Reports, Certificates. Deliver to Lender:

                        (a)    as soon as available, but in any event within thirty (30) days (or forty-five (45) days in the case of a month that is the end of one of the first three (3) fiscal quarters in a fiscal year) after the end of each month during each of Borrower's fiscal years,

    (i)    a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower's and its Subsidiaries' operations during such period,

    (ii)    a certificate signed by the chief financial officer of Borrower to the effect that:

    A.    the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to quarter-end and year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,

    B.    (i) with respect to any such certificate delivered at the end of any fiscal quarter, the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and (ii) with respect to any such certificate delivered at the end of any month that is not a quarter end, to the knowledge of such chief financial officer, the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

    C.    (i) with respect to any such certificate delivered at the end of any fiscal quarter, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and (ii) with respect to any such certificate delivered at the end of any month that is not a quarter end, to the knowledge of such chief financial officer, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto), and

    (iii)    for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, together with an updated Schedule 2.7 to the extent required by Section 2.7(d); provided, however, that, so long as no Event of Default has occurred and is continuing, Borrower may report capital expenditures under Section 7.20(b)(i)(x) and (y) on a combined basis, and

                        (b)    as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years,

    (i)    financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management),

    (ii)    a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default under Section 7.20,

                        (c)    as soon as available, but in any event within thirty (30) days prior to the start of each of Borrower's fiscal years,

    (i)    copies of Borrower's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its sole discretion, for the forthcoming three (3) years (on a month by month basis for the following fiscal year and on a quarterly basis for each fiscal year thereafter), certified by the chief financial officer of Borrower as being such officer's good faith best estimate of the financial performance of Borrower during the period covered thereby,

                        (d)    if and when filed or provided to a Person (other than Lender) by Borrower (in any event no later than five (5) days following the date of filing or the date of delivery to such Person),

    (i)    10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

    (ii)    any other filings made by Borrower with the SEC,

    (iii)    copies of Borrower's federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

    (iv)    any other information that is provided by Borrower to its shareholders or the holders of the Senior Secured Notes or the Term Facility Notes, and the monthly management financial reporting material provided to members of the Board of Directors,

                        (e)    if and when filed by Borrower and as requested by Lender, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) Borrower conducts business or is required to pay any such excise tax, (ii) where Borrower's failure to pay any such applicable excise tax would result in a Lien on the properties or assets of Borrower, or (iii) where Borrower's failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

                        (f)    as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action, if any, that Borrower proposes to take with respect thereto, and

                        (g)    upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrower.

In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on both a consolidated and consolidating basis and agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower. Borrower agrees that its independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrower Lender reasonably may request. Borrower agrees that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

            6.4    [Intentionally Omitted]

            6.5    [Intentionally Omitted]

            6.6    Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

            6.7    Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, any Subsidiary of Borrower or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will, and will cause each of its Subsidiaries to, make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits. Borrower shall, and shall cause each of its Subsidiaries to, deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which Borrower or any such Subsidiary is required to pay any such excise tax.

            6.8    Insurance.

                        (a)    At Borrower's expense, maintain insurance respecting its and its Subsidiaries' property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall, and shall cause each of its Subsidiaries to, maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall, and shall cause each of its Subsidiaries to, deliver copies of all such policies to Lender with a satisfactory lender's loss payable endorsement naming Collateral Agent as sole loss payee with respect to all Collateral or additional insured, as appropriate, and also naming Lender as additional insured. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Collateral Agent and Lender in the event of cancellation of the policy for any reason whatsoever.

                        (b)    Borrower shall give Lender and Collateral Agent prompt notice of any loss (or, prior to the occurrence of a Default or Event of Default, any loss in excess of $250,000) with respect to any Collateral covered by such insurance. Collateral Agent shall have the exclusive right to adjust any such losses payable under any such insurance policies in excess of Two Hundred Fifty Thousand Dollars ($250,000), without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain with respect to any Collateral, shall be paid over to Collateral Agent to be applied at the option of Collateral Agent either to the prepayment of the Obligations or shall be disbursed to Borrower under staged payment terms reasonably satisfactory to Collateral Agent for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items of property destroyed prior to such damage or destruction.

                        (c)    Borrower will not, nor will it permit any of its Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Collateral Agent is included thereon as named insured with the loss with respect to any Collateral payable to Collateral Agent under a lender's loss payable endorsement or its equivalent. Borrower immediately shall notify Collateral Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Collateral Agent.

            6.9    Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Lender not less than thirty (30) days prior to the date on which Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Collateral Agent's Liens on such assets and, upon request by Lender, also provides to Collateral Agent a Collateral Access Agreement; provided further, however, that notwithstanding the foregoing and without the necessity of updating Schedule 5.5 or otherwise complying with the immediately preceding proviso, Borrower may store Equipment with a fair market value of not more than $100,000 in the aggregate with bailees, warehousemen or similar parties.

            6.10    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

            6.11    Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest.

            6.12    Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrower's obtaining financing from Lender under this Agreement. Borrower agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrower, and Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of Borrower's obtaining financing from Lender under this Agreement.

            6.13    Existence. At all times preserve and keep in full force and effect Borrower's valid existence and good standing and any rights and franchises material to Borrower's businesses.

            6.14    Environmental.

            Keep any property either owned or operated by Borrower or any Subsidiary of Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any Subsidiary of Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within ten (10) days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or any Subsidiary of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any Subsidiary of Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

            6.15    Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, (a) notify Lender if any written information, exhibit, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

            6.16    Further Assurances.

                        (a)    At the time of the formation of any Subsidiary of Borrower which is permitted under this Agreement, Borrower and such Subsidiary, as appropriate, shall (a) provide to Lender a subsidiary guaranty, subsidiary security agreement, and such other security documents together with appropriate UCC-1 financial statements, all in form and substance satisfactory to Lender as shall be requested by Lender, (b) a stock or other pledge agreement and appropriate stock powers or UCC-1 financing statements, pledging Borrower's direct or beneficial ownership interest in such Subsidiary, in form and substance satisfactory to Lender, and (c) provide all other documentation, including one or more opinions of counsel satisfactory to Lender which in Lender's reasonable opinion is appropriate with respect to such formation. Any such document, agreement or instrument executed or issued pursuant to this Section 6.16 shall be a "Loan Document" for purposes of this Agreement.

                        (b)    Borrower authorizes Lender and Collateral Agent to file, transmit, or communicate, as applicable, Uniform Commercial Code financing statements, in-lieu financing statements and amendments describing the Collateral as "all personal property of debtor" or "all assets of debtor" or words of similar effect, in order to perfect Collateral Agent's Liens on the Collateral without Borrower's signature to the extent permitted by applicable law. Notwithstanding the foregoing, at any time upon the request of Lender, Borrower shall execute (or cause to be executed) and deliver to Lender or Collateral Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the "Additional Documents") upon which Borrower's signature may be required and that Lender may request in its Permitted Discretion, in form and substance satisfactory to Lender, to perfect and continue perfected or better perfect Collateral Agent's Liens in the Collateral (whether now owned or hereafter arising or acquired but excluding any leasehold mortgage on the Sale/Leaseback Properties), to create and perfect Liens in favor of Collateral Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. Without limiting the foregoing, with respect to any fee interest in Real Estate acquired after the Closing Date, Borrower shall deliver to Lender a policy of title insurance, a flood zone certificate, financing statements, fixture filings, surveys, appraisals, opinions and such other documentation as shall be reasonably requested by Lender. To the maximum extent permitted by applicable law, Borrower authorizes Lender and Collateral Agent to execute any such Additional Documents in Borrower's name and authorizes Lender or Collateral Agent, as applicable, to file such executed Additional Documents in any appropriate filing office. Borrower also hereby ratifies its authorization for Lender and Collateral Agent to have filed in any jurisdiction any financing statements or amendments thereto if filed prior to the date hereof. Borrower shall not terminate, amend or file a correction statement with respect to any Uniform Commercial Code financing statement filed pursuant to this Section 6.16(b) without Lender's prior written consent.

            6.17    Employee Benefits.

                        (a)    Promptly, and in any event within ten (10) Business Days after Borrower or any Subsidiary of Borrower knows or should know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service ("IRS"), Department of Labor, or PBGC, and Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any Subsidiary of Borrower or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any Subsidiary of Borrower or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                        (b)    Cause to be delivered to Lender, upon Lender's request, each of the following: (i) a copy of each Benefit Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three (3) most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three (3) plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower, any Subsidiary of Borrower, or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower, any Subsidiary of Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

7.        NEGATIVE COVENANTS

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

            7.1    Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                        (a)    Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

                        (b)    Indebtedness of Borrower set forth on Schedule 5.20, including, without limitation, Indebtedness in an aggregate principal amount not to exceed $51,164,000 under the Senior Secured Notes and the Term Facility Notes,

                        (c)    Permitted Purchase Money Indebtedness, and

                        (d)    refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender's judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower's creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness.

            7.2    Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

            7.3    Restrictions on Fundamental Changes

                        (a)    Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock; provided, however, that a Subsidiary of Borrower may merge into Borrower so long as Borrower is the surviving entity and so long as Borrower contemporaneously complies with Section 4.4 of the Security Agreement; provided further, however, that a Subsidiary of Borrower may merge into another Subsidiary of Borrower so long as the surviving Subsidiary contemporaneously complies with Section 4.4 of the Security Agreement.

                        (b)    Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided, however, that any Subsidiary of Borrower may dissolve itself so long as all of its assets are distributed to Borrower or another Subsidiary of Borrower and so long as Borrower or such other Subsidiary contemporaneously complies with Section 4.4 of the Security Agreement.

                        (c)    Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets;

                        (d)    Create or acquire any Subsidiary; provided, however, that Borrower may create any wholly-owned Subsidiary so long as Borrower provides to Lender ten (10) days' prior written notice of the creation of any such Subsidiary and complies with Section 6.16; or

                        (e)    change its fiscal year end from June 30.

            7.4    Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower's assets.

            7.5    Change Name. Change Borrower's or any Subsidiary of Borrower's name, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that Borrower or any Subsidiary of Borrower may change its name upon at least thirty (30) days prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower or any such Subsidiary of Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Collateral Agent's Liens.

            7.6    Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lender.

            7.7    Nature of Business. Engage in any type of business other than the restaurant business conducted by Borrower on the Closing Date.

            7.8    Prepayments and Amendments.

                        (a)    Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or any Subsidiary of Borrower, other than the Obligations in accordance with this Agreement; provided, however, that (i) Borrower may make repurchases of the Senior Secured Notes and the Term Facility Notes on or before the Closing Date in an aggregate amount not to exceed [$3,400,000], and (ii) Borrower may make repurchases of the Senior Secured Notes in an amount not to exceed the amount of Excess Cash Flow required by the Indenture, as it exists on the date hereof, to be used for the mandatory repurchase of the Senior Secured Notes.

                        (b)    Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b) or (c) which (i) increases the principal amount of such Indebtedness, (ii) increases the interest rate with respect to such Indebtedness, (iii) increases the frequency or amount or shortens the maturity of any payments of principal or interest thereof, or (iv) makes such agreement, instrument, document, indenture or other writing more restrictive on Borrower or adversely affects Borrower's or Lender's rights or interest thereunder or hereunder or under the Loan Documents or Borrower's ability to fulfill its obligations hereunder or under the Loan Documents.

            7.9    Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

            7.10    Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

            7.11    Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

            7.12    Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral or Borrower's financial condition.

            7.13    Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower shall not have Permitted Investments (other than in the Blocked Accounts and the DDA that is subject to the Pledge Agreement) at any time unless Borrower and the applicable securities intermediary or bank have entered into a Control Agreement governing such Permitted Investments, as Lender shall determine in its Permitted Discretion, to perfect (and further establish) Collateral Agent's Liens in such Permitted Investments.

            7.14    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Lender, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

            7.15    Suspension. Suspend or go out of a substantial portion of its business; provided, however, that Borrower may close restaurants in the ordinary course of business consistent with historical practices.

            7.16    [Intentionally Omitted]

            7.17    Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Prior Lenders, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, for working capital needs of Borrower; provided, however, that Borrower may not use proceeds of the Advances to repurchase the Senior Secured Notes and Term Facility Notes except to the extent permitted by Section 7.8(a).

            7.18    Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without Borrower providing thirty (30) days prior written notification thereof to Lender and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Collateral Agent's Liens and also provides to Collateral Agent a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Lender's prior written consent; provided, however, that Borrower may store Equipment with a fair market value of not more than $100,000 in the aggregate with bailees, warehousemen or similar parties without the prior written consent of Lender.

            7.19    Securities Accounts. Establish or maintain any Securities Account unless Lender shall have received a Control Agreement in respect of such Securities Account. Borrower shall not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrower may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

            7.20    Financial Covenants.

                        (a)    Fail to maintain:

    (i)    Minimum EBITDA. EBITDA, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the twelve (12) fiscal month period ending on the date set forth opposite thereto:

Required Amount	For the Twelve (12) Fiscal Month Period Ending
$16,500,000	9/30/01
$18,500,000	12/31/01
$17,000,000	3/31/02
$15,000,000	6/30/02, 9/30/02, 12/31/02, 3/31/03
$16,000,000	6/30/03 and each fiscal quarter end thereafter

; provided, however, that, if at any time during any fiscal month which is not the last month of a fiscal quarter, Revolver Usage shall exceed $15,000,000 in the aggregate, Borrower shall not fail to maintain EBITDA for the twelve (12) fiscal month period ending as of the last day of such fiscal month of at least the amount set forth in the table above for the period ending on the last day of the immediately preceding fiscal quarter.

    (ii)    Ratio of the Maximum Revolver Amount to EBITDA. A ratio of the Maximum Revolver Amount to EBITDA, measured on a fiscal quarter-end basis, of not more than the maximum amount set forth in the following table for the twelve (12) fiscal month period ending on the date set forth opposite thereto:

Maximum Amount	For the Twelve (12) Fiscal Month Period Ending
1.20 to 1	9/30/01
1.10 to 1	12/31/01
1.20 to 1	3/31/02
1.30 to 1	6/30/02, 9/30/02, 12/31/02, 3/31/03
1.25 to 1	6/30/03 and each fiscal quarter end thereafter

; provided, however, that, if at any time during any fiscal month which is not the last month of a fiscal quarter, Revolver Usage shall exceed $15,000,000 in the aggregate, Borrower shall not fail to maintain a ratio of Maximum Revolver Amount to EBITDA for the immediately preceding twelve (12) fiscal month period ending as of the last day of such fiscal month of not more than the ratio set forth above for the period ending on the last day of the immediately preceding fiscal quarter.

    (iii)    Ratio of Net Funded Debt to EBITDA. Ratio of Net Funded Debt to EBITDA, measured on a fiscal quarter-end basis, of not more than the maximum amount set forth in the following table for the twelve (12) fiscal month period ending on the date set forth opposite thereto:

Maximum Amount	For the Twelve (12) Fiscal Month Period Ending
3.00 to 1	9/30/01, 12/31/01, 3/31/02, 6/30/02, 9/30/02
2.75 to 1	12/31/02, 3/31/03, 6/30/03
2.50 to 1	9/30/03 and each fiscal quarter end thereafter

; provided, however, that, if at any time during any fiscal month which is not the last month of a fiscal quarter, Revolver Usage shall exceed $15,000,000 in the aggregate, Borrower shall not fail to maintain a ratio of Net Funded Debt to EBITDA for the immediately preceding twelve (12) fiscal month period ending as of the last day of such fiscal month of not more than the ratio set forth above for the period ending on the last day of the immediately preceding fiscal quarter.

    (iv)    Fixed Charge Ratio. Fixed Charge Ratio, measured on a fiscal quarter-end basis, of not less than the minimum amount set forth in the following table for the twelve (12) fiscal month period ending on the date set forth opposite thereto:

Minimum Amount	For the Twelve (12) Fiscal Month Period Ending
1.25	9/30/01, 12/31/01
1.22	3/31/02
1.17	6/30/02, 9/30/02, 12/31/02, 3/31/03
1.20	6/30/03 and each fiscal quarter end thereafter

; provided, however, that, if at any time during any fiscal month which is not the last month of a fiscal quarter, Revolver Usage shall exceed $15,000,000 in the aggregate, Borrower shall not fail to maintain a Fixed Charge Ratio for the immediately preceding twelve (12) fiscal month period ending as of the last day of such fiscal month of not less than the ratio set forth above for the period ending on the last day of the immediately preceding fiscal quarter.

                        (b)    Make:

    (i)    Capital Expenditures. Capital expenditures in any fiscal year in excess of: (x) with respect to all assets, other than newly constructed or acquired cafeterias (and fixtures related thereto), $8,000,000 and (y) with respect to newly constructed or acquired cafeterias (and fixtures related thereto), $6,000,000.

                        (c)    Fail to maintain at all times the Required Real Property Availability. To the extent that Borrower fails to maintain the Required Real Property Availability as of any date of determination, in addition to the other remedies available to Lender hereunder, Lender shall be entitled to create a reserve against the Borrowing Base in an amount sufficient to offset any such deficiency.

            7.21    No Prohibited Transactions Under ERISA. Directly or indirectly:

                        (a)    engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                        (b)    permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                        (c)    fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                        (d)    terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any Subsidiary of Borrower or any ERISA Affiliate under Title IV of ERISA;

                        (e)    fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                        (f)    fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                        (g)    amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that any of Borrower, any Subsidiaries of Borrower or ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                        (h)    withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any Subsidiary of Borrower or any ERISA Affiliate in excess of $25,000.

8.        EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

            8.1    If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);

            8.2    (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.9 (Location of Inventory and Equipment), 6.10 (Compliance with Laws), or 6.11 (Leases), of this Agreement and such failure continues for a period of five (5) Business Days; (b) if Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System) or 6.6 (Maintenance of Properties) of this Agreement and such failure continues for a period of fifteen (15) Business Days; or (c) if Borrower or any Subsidiary of Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (after giving effect to any grace periods, if any, expressly provided for in such Loan Documents) or in any other present or future agreement between Borrower or any Subsidiary of Borrower and Lender, (after giving effect to any grace periods, if any, expressly provided for in such agreements); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, (in which event such other provision of this Section 8 shall govern); provided that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace period, if any, Lender shall not be required during such period to make Advances to Borrower;

            8.3    If any material portion of Borrower's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

            8.4    If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

            8.5    If an Insolvency Proceeding is commenced against Borrower, or any of its Subsidiaries, and any of the following events occur: (a) Borrower or the Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;

            8.6    If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

            8.7    If a notice of Lien, levy, or assessment in respect of a claim in excess of $250,000, individually or in the aggregate, is filed of record with respect to any of Borrower's or any of its Subsidiaries' assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts in excess of $250,000, individually or in the aggregate, owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's or any of its Subsidiaries' assets and the same is not paid before such payment is delinquent; provided, however, that Lender may create a reserve in the amount of any such claim, taxes or debts regardless of the amount of any such claim, taxes or debts;

            8.8    If a judgment or other claim in excess of $250,000, individually or in the aggregate, becomes a Lien or encumbrance upon any material portion of Borrower's or any of its Subsidiaries' assets; provided, however, that Lender may create a reserve in the amount of any such judgment or claim regardless of the amount of such judgment or claim.

            8.9    (a) If there is a default in any material agreement (other than a default referred to in clause (b) of this Section 8.9) to which Borrower or any of its Subsidiaries is a party, including without limitation any Material Contract, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower's or its Subsidiaries' obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein or (b) if there is a default under any real property operating lease or rental agreement of Borrower or any of its Subsidiaries resulting from the closure of a restaurant that has not produced positive EBITDA for the immediately preceding four fiscal quarters and such default results in accelerated liability to Borrower or any such Subsidiary in excess of $500,000 with respect to any such lease or rental agreement or $3,000,000 with respect to all such leases or rental agreements in any fiscal year;

            8.10    If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

            8.11    If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by Borrower, its Subsidiaries, or any officer, employee, agent, or director of Borrower or any of its Subsidiaries;

            8.12    [Intentionally Omitted]

            8.13    If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby; or

            8.14    If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any Subsidiary of Borrower, or a proceeding shall be commenced by Borrower, any Subsidiary of Borrower, or by any Governmental Authority having jurisdiction over Borrower or any Subsidiary of Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Subsidiary shall deny that it has any liability or obligation purported to be created under any Loan Document.

            8.15    If there shall occur a Triggering Event, or an event which with the giving of notice or passage of time would constitute a Triggering Event, or if Lender for any reason is determined not to be entitled to the benefits of the Intercreditor Agreement or if a claim is asserted by any Person, whether or not reasonable or valid, that Lender is not entitled to the benefits of the Intercreditor Agreement or any of the "Security Documents" or "Liens" as defined therein.

9.        THE LENDER'S RIGHTS AND REMEDIES

            9.1    Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender (at its election but without notice of its election and without demand) may do or direct the Collateral Agent to do (subject to the terms and provisions of the Intercreditor Agreement) any one or more of the following, all of which are authorized by Borrower:

                        (a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                        (b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

                        (c)    Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting any of the Collateral Agent's Liens in the Collateral and without affecting the Obligations;

                        (d)    Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit the Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender Expenses incurred or expended in connection therewith;

                        (e)    Without notice to or demand upon Borrower, make such payments and do such acts as Lender or Collateral Agent considers necessary or reasonable to protect Collateral Agent's security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Lender or Collateral Agent so requires, and to make the Personal Property Collateral available to Lender or Collateral Agent at a place that Lender or Collateral Agent may designate which is reasonably convenient to both parties. Borrower authorizes Lender and Collateral Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender's determination appears to conflict with the Collateral Agent's Liens and to pay all expenses incurred in connection therewith and to charge Borrower's Loan Account therefor. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

                        (f)    Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender (including any amounts received in the Blocked Accounts and the DDA that is the subject of the Pledge Agreement), or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

                        (g)    Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received in the Blocked Accounts and the DDA that is the subject of the Pledge Agreement, to secure the full and final repayment of all of the Obligations;

                        (h)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Borrower hereby grants to Lender and Collateral Agent a license or other right to use, without charge, Borrower's labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's and Collateral Agent's benefit;

                        (i)    Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender or Collateral Agent determines is commercially reasonable. If Lender or Collateral Agent sells any Personal Property Collateral on credit terms, Borrower's Loan Account shall be credited only with, and at the time of, the net amount of the payments actually made by the purchaser, received by Lender or Collateral Agent and applied to the indebtedness of purchaser. In the event that the purchaser fails to pay for the Personal Property Collateral, Lender or Collateral Agent may resell the Personal Property Collateral, and Borrower's Loan Account shall be credited with the proceeds of such sale in accordance with the immediately preceding sentence. In the event Lender or Collateral Agent purchases any of the Collateral being sold, Lender or Collateral Agent, as the case may be, may pay for the Collateral by crediting some or all of the Obligations. Lender or Collateral Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance therewith will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Lender or Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. Lender or Collateral Agent may specifically disclaim any warranties of title or the like. The foregoing will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. It is not necessary that the Personal Property Collateral be present at any such sale;

                        (j)    Lender or Collateral Agent shall give notice of the disposition of the Personal Property Collateral as follows:

    (i)    Lender or Collateral Agent shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made; and

    (ii)    The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least ten (10) days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                        (k)    Lender or Collateral Agent may credit bid and purchase at any public sale; and

                        (l)    Lender or Collateral Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

                        (m)    Lender or Collateral Agent, as applicable, shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document; and

                        (n)    Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Lender or Collateral Agent to Borrower.

            9.2    Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.        TAXES AND EXPENSES

            If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower's Loan Account as Lender deems necessary to protect Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.        WAIVERS; INDEMNIFICATION.

            11.1    Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable. Borrower waives any right it may have to require Lender to pursue any third party for any of the Obligations.

            11.2    Lender's Liability for Collateral. Borrower hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

            11.3    Indemnification. Borrower shall pay, indemnify, defend, and hold Lender-Related Persons, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.        NOTICES

            Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or Lender, as the case may be, at its address set forth below:

If to Borrower:	PICCADILLY CAFETERIAS, INC.
3232 Sherwood Forest Blvd.
Baton Rouge, Louisiana 70816
Attn: Mark L. Mestayer
Fax No. (225) 296-8332
with copies to:	JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, LLP
201 St. Charles Ave.
New Orleans, Louisiana 70170
Attn: Thomas Y. Roberson, Jr., Esq.
Fax No. (504) 582-8583
If to Lender:	FOOTHILL CAPITAL CORPORATION
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attn: Structured Finance Group Manager
Fax No. (310) 453-7442
with copies to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia 30308-2222
Attn: Jesse H. Austin, III, Esq.
Fax No. (404) 815-2424

            Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                         (a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                        (b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

                        (c)    BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

 14.        ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

            14.1    Assignments and Participations

                        (a)    Lender may assign and delegate to one or more assignees (each an "Assignee") all or, upon consent of Borrower (which consent shall not be unreasonably withheld and shall be required only prior to the occurrence of an Event of Default) any ratable part of all of the Obligations and the other rights and obligations of Lender hereunder and under the other Loan Documents; provided, however, that Borrower may continue to deal solely and directly with Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by Lender and the Assignee, and (ii) Lender and its Assignee have delivered to Borrower an appropriate assignment and acceptance agreement.

                        (b)    From and after the date that Lender provides Borrower with such written notice and executed assignment and acceptance agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and acceptance agreement, shall have the assigned and delegated rights and obligations of Lender under the Loan Documents, and (ii) Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned and delegated by it pursuant to such assignment and acceptance agreement, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an assignment and acceptance covering all or the remaining portion of Lender's rights and obligations under this Agreement and the other Loan Documents, Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrower and the Assignee.

                        (c)    Immediately upon Borrower's receipt of such fully executed assignment and acceptance agreement, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the rights and duties of Lender arising therefrom.

                        (d)    Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a "Participant") participating interests in the Obligations and the other rights and interests of Lender hereunder and under the other Loan Documents; provided, however, that (i) Lender shall remain the "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of Lender shall not constitute a "Lender" hereunder or under the other Loan Documents and Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower and Lender shall continue to deal solely and directly with each other in connection with Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) Lender shall not transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement. The rights of any Participant only shall be derivative through Lender and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Borrower, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by Lender.

                        (e)    In connection with any such assignment or participation or proposed assignment or participation, subject to a reasonable and customary confidentiality undertaking by the proposed assignee or participant, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrower or Borrower's business.

                        (f)    Any other provision in this Agreement notwithstanding, Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

            14.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender's prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

15.        AMENDMENTS; WAIVERS

            15.1    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            15.2    No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.        GENERAL PROVISIONS

            16.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

            16.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

            16.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

            16.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            16.5    Withholding Taxes. All payments made by Borrower hereunder or under any note will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of Lender, or (ii) to the extent that such tax results from a change in the circumstances of Lender, including a change in the residence, place of organization, or principal place of business of Lender, or a change in the branch or lending office of Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.5 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts payable to Lender if the increase in such amount payable results from Lender's own willful misconduct or gross negligence. Borrower will furnish to Lender as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

            16.6    Amendments in Writing. This Agreement only can be amended by a writing signed by Lender and Borrower.

            16.7    Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

            16.8    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

            16.9    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PICCADILLY CAFETERIAS, INC.,
a Louisiana corporation
By: /S/ MARK L. MESTAYER
Title: Executive Vice President
FOOTHILL CAPITAL CORPORATION,
a California corporation
By: /S/ AMELIE YEHROS
Title: Vice President

1.		DEFINITIONS AND CONSTRUCTION.	2
	1.1	Definitions	2
	1.2	Accounting Terms	21
	1.3	Code	21
	1.4	Construction	21
	1.5	Schedules and Exhibits	21
2.		LOAN AND TERMS OF PAYMENT	21
	2.1	Revolver Advances	21
	2.2	[Intentionally Omitted]	23
	2.3	Borrowing Procedures and Settlements	23
	2.4	Payments	23
	2.5	Overadvances	25
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	25
	2.7	Collection of Accounts	26
	2.8	Crediting Payments	27
	2.9	Designated Account	28
	2.10	Maintenance of Loan Account; Statements of Obligations	28
	2.11	Fees	28
	2.12	Letters of Credit	29
	2.13	[Intentionally Omitted	31
	2.14	Capital Requirements	31
3.		CONDITIONS; POST CLOSING COVENANTS; TERM OF AGREEMENT	32
	3.1	Conditions Precedent to the Initial Extension of Credit	32
	3.2	Post Closing Covenants	34
	3.3	Conditions Precedent to all Extensions of Credit	36
	3.4	Term	36
	3.5	Effect of Termination	36
	3.6	Early Termination by Borrower	37
4.		COLLATERAL	37
	4.1	Collateral Security	37
	4.2	Existing Collateral	38
	4.3	Perfection of Security Interests	38
	4.4	Right to Inspect	38
5.		REPRESENTATIONS AND WARRANTIES	39
	5.1	No Encumbrances	39
	5.2	[Intentionally Omitted]	39
	5.3	[Intentionally Omitted]	39
	5.4	Equipment	39
	5.5	Location of Inventory and Equipment	39
	5.6	Inventory Records	39
	5.7	Location of Chief Executive Office; FEIN	39
	5.8	Due Organization and Qualification; Subsidiaries	39
	5.9	Due Authorization; No Conflict	40
	5.10	Litigation	41
	5.11	No Material Adverse Change	41
	5.12	Fraudulent Transfer	41
	5.13	Employee Benefits	41
	5.14	Environmental Condition	42
	5.15	Brokerage Fees	42
	5.16	Intellectual Property	42
	5.17	Leases	43
	5.18	Intentionally Omitted	43
	5.19	Complete Disclosure	43
	5.20	Indebtedness	43
	5.21	Amendment and Restatement of Prior Loan Agreement and Prior Notes; Intercreditor Agreement	43
6.		AFFIRMATIVE COVENANTS	44
	6.1	Accounting System	44
	6.2	Collateral Reporting	44
	6.3	Financial Statements, Reports, Certificates	44
	6.4	[Intentionally Omitted]	47
	6.5	[Intentionally Omitted]	47
	6.6	Maintenance of Properties	47
	6.7	Taxes	47
	6.8	Insurance	47
	6.9	Location of Inventory and Equipment	48
	6.10	Compliance with Laws	49
	6.11	Leases	49
	6.12	Brokerage Commissions	49
	6.13	Existence	49
	6.14	Environmental	49
	6.15	Disclosure Updates	49
	6.16	Further Assurances	50
	6.17	Employee Benefits	51
7.		NEGATIVE COVENANTS	51
	7.1	Indebtedness	51
	7.2	Liens	52
	7.3	Restrictions on Fundamental Changes	52
	7.4	Disposal of Assets	53
	7.5	Change Name	53
	7.6	Guarantee	53
	7.7	Nature of Business	53
	7.8	Prepayments and Amendments	54
	7.9	Change of Control	54
	7.10	Consignments	54
	7.11	Distributions	54
	7.12	Accounting Methods	54
	7.13	Investments	54
	7.14	Transactions with Affiliates	55
	7.15	Suspension	55
	7.16	[Intentionally Omitted]	55
	7.17	Use of Proceeds	55
	7.18	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	55
	7.19	Securities Accounts	55
	7.20	Financial Covenants	55
	7.21	No Prohibited Transactions Under ERISA	58
8.		EVENTS OF DEFAULT	59
9.		THE LENDER'S RIGHTS AND REMEDIES	61
	9.1	Rights and Remedies	62
	9.2	Remedies Cumulative	64
10.		TAXES AND EXPENSES	64
11.		WAIVERS; INDEMNIFICATION	65
	11.1	Demand; Protest	65
	11.2	Lender's Liability for Collateral	65
	11.3	Indemnification	65
12.		NOTICES	66
13.		CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	67
14.		ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	68
	14.1	Assignments and Participations	68
	14.2	Successors	69
15.		AMENDMENTS; WAIVERS	70
	15.1	Amendments and Waivers	70
	15.2	No Waivers; Cumulative Remedies	70
16.		GENERAL PROVISIONS	70
	16.1	Effectiveness	70
	16.2	Section Headings	70
	16.3	Interpretation	70
	16.4	Severability of Provisions	70
	16.5	Withholding Taxes	70
	16.6	Amendments in Writing	71
	16.7	Counterparts; Telefacsimile Execution	71
	16.8	Revival and Reinstatement of Obligations	71
	16.9	Integration	72

EXHIBITS AND SCHEDULES

Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Schedule A-1	Additional Real Property Collateral
Schedule M-1	Material Contracts
Schedule P-1	Permitted Liens
Schedule R-1	Real Property Collateral; Mortgages' Phase I Reports
Schedule S-1	Sale/Leaseback Properties
Schedule 2.7	DDA and other Bank and Investment Accounts; Credit Card Arrangements
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7	Chief Executive Office; FEIN; State of Formation; Exact Legal Name
Schedule 5.8(b)	Capitalization of Borrower
Schedule 5.10	Litigation
Schedule 5.13	ERISA
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.20	Permitted Indebtedness